Exhibit 99.1

SWISHER HYGIENE ANNOUNCES RESULTS FOR THE THREE MONTHS AND YEAR

ENDED DECEMBER 31, 2012

CHARLOTTE, NC – May 1, 2013 – Swisher Hygiene Inc. (“Swisher Hygiene”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing products and services, announced today fourth quarter and full year results, as well as the filing of its Form 10-K, for the period ended December 31, 2012. All amounts in this news release are in United States dollars.

Fourth Quarter 2012 Highlights

•	The Waste segment, which was sold on November 15, 2012, is reported as discontinued operations for 2012.

•	Total revenue from continuing operations of $53.2 million for the fourth quarter of 2012, a 4% decrease compared to the fourth quarter of 2011. Hygiene revenue from company-owned operations for the fourth quarter of 2012, excluding acquisitions, decreased 7% compared to the fourth quarter of 2011.

•	Adjusted EBITDA loss of $5.3 million for the fourth quarter of 2012, based on a net loss from continuing operations before income taxes of $16.6 million, and compared to an Adjusted EBITDA loss of $6.5 million for the fourth quarter of 2011. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

•	Basic and diluted loss per share from continuing operations of $0.20 for the fourth quarter of 2012, compared to basic and diluted loss per share from continuing operations of $0.05 in the fourth quarter of 2011.

“With today’s release and the filing of our 10-K, we will have completed the restatement process and our 2012 public reporting obligations,” said Thomas Byrne, President and Chief Executive Officer of Swisher Hygiene. “We again thank our shareholders for their patience and continued support over the past year.”

“Our fourth quarter 2012 results were affected by the investigation and review process that was completed in February 2013, which impacted our top line growth and bottom line results,” continued Mr. Byrne. “As a result of the overall process, we lost a couple of large accounts, from which we will continue to see effects in the first half of 2013. However, we are encouraged by the renewed interest we have seen in our corporate account and distributor programs during the first quarter of 2013, and we will continue to expand our field cross-selling programs while emphasizing customer service, retention and new customer acquisition. Additionally, we continue to simplify and standardize operations, which is enhancing our customer service and allowing us to further eliminate costs and improve cash flow.”

“Also during the fourth quarter, we sold our water treatment operation we had previously acquired as part of our acquisition of Mount Hood Solutions, to U.S. Water Services (USWS). As part of the sale, we are now working with USWS to jointly market our complementary services. Similar to our sale of Choice, while we were very pleased with the performance of this entity, we believe a less capital intensive approach to providing these services makes more sense for our customers, who will still be able to enjoy the benefits of this service on a national scale,” concluded Mr. Byrne.

Fourth Quarter 2012 Results

For the three months ended December 31, 2012, Swisher Hygiene reported total revenue from continuing operations of $53.2 million, a 4% decrease from $55.7 million in the three months ended December 31, 2011. Hygiene revenue from company-owned operations, excluding acquisitions, decreased 7% compared to the three months ended December 31, 2011.

Total costs and expenses for the three months ended December 31, 2012 decreased 3% to $67.9 million, compared to $69.8 million in the three months ended December 31, 2011. Excluding the impact of acquisition and merger expenses, and $2.5 million of investigation and review-related expenses in the three months ended December 31, 2012, total costs and expenses increased 1% compared to the three months ended December 31, 2011.

For the three months ended December 31, 2012 and 2011, respectively:

	Q4 2012	Q4 2011
Cost of sales as a % of revenue	44.7%	45.3%
Route expense as a % of revenue	20.3%	20.1%
SG&A expense as a % of revenue	52.4%	49.8%
SG&A expense (excluding investigation and review-related expenses) as a % of revenue	47.6%	49.8%

The decrease in cost of sales as a percentage of revenue primarily reflects the positive effects of Swisher Hygiene’s manufacturing and supply chain initiatives, partially offset by a change in sales mix towards the chemical product line. Route expense as a percentage of revenue was essentially comparable from the prior-year period. SG&A as a percentage of revenue (excluding investigation and review-related expenses) declined primarily due to cost savings initiatives and was partially offset by a one-time accrual fee of $0.5 million attributable to the sale of Waste in the fourth quarter of 2012.

Net loss from continuing operations before income taxes for the three months ended December 31, 2012 was $16.6 million, compared to net loss from continuing operations before income taxes of $14.7 million in the three months ended December 31, 2011.

Adjusted EBITDA loss for the three months ended December 31, 2012 was $5.3 million, compared to an Adjusted EBITDA loss of $6.5 million in the three months ended December 31, 2011.

Full Year 2012 Results

For the full year ended December 31, 2012, Swisher Hygiene reported total revenue from continuing operations of $230.5 million, a 44% increase from $160.6 million in the full year 2011. Hygiene revenue from company-owned operations for the full year 2012, excluding acquisitions, increased 11% compared to the prior year.

Total costs and expenses for the full year ended December 31, 2012 increased by 48% to $289.5 million, compared to $195.2 million in the full year 2011. Excluding the impact of acquisition and merger expenses, and $18.9 million of investigation and review-related expenses for the full year ended December 31, 2012, and the gain from bargain purchase in 2011, total costs and expenses increased 34% compared to the full year 2011.

For the full years ended December 31, 2012 and 2011, respectively:

	FY2012	FY2011
Cost of sales as a % of revenue	44.2%	42.3%
Route expense as a % of revenue	18.4%	20.7%
SG&A expense as a % of revenue	53.5%	49.5%
SG&A expense (excluding investigation and review-related expenses) as a % of revenue	45.3%	49.5%

The increase in cost of sales as a percentage of revenue primarily reflects a change in sales mix towards the chemical product line and entering the wholesale chemical business through Swisher Hygiene’s acquisitions of Daley International, Cavalier and Kitter, while the favorable change in route expense as a percentage of revenue reflects economies of scale realized through route consolidation initiatives. SG&A as a percentage of revenue (excluding investigation and review-related expenses) declined primarily due to cost savings initiatives.

Net loss from continuing operations before income taxes for the full year ended December 31, 2012 was $62.0 million, compared to net loss from continuing operations before income taxes of $41.3 million for the full year 2011.

Adjusted EBITDA loss for the full year ended December 31, 2012 was $12.6 million, compared to an Adjusted EBITDA loss of $14.8 million for the full year 2011.

Appointment of Chief Accounting Officer

Swisher Hygiene also announced effective today that Linda Wilson-Ingram was appointed Vice President, Corporate Controller and Chief Accounting Officer of Swisher Hygiene Inc. Ms. Wilson-Ingram, 50, previously served as Vice President and Corporate Controller of Swisher Hygiene since December 4, 2012. Before joining Swisher Hygiene, Ms. Wilson-Ingram served as Vice President of Finance – Merchandising Displays Division of Rock-Tenn Company, a leading integrated manufacturer of corrugated and consumer packaging, from 2009 to 2012. Prior to that, Ms. Wilson-Ingram held numerous positions from 1989 to 2008 with Springs Global US Inc., formerly Springs Industries, Inc., a leading bed and bath home fashion product company, including Vice President of Financial Planning, Analysis and Budgeting, Vice President of External Financial Reporting, Owen Manufacturing Blanket Division Chief Financial Officer, Vice President of Internal Audit, Bedding Division Controller, Bath Division Assistant Controller, Director of External Reporting and Audit Supervisor.

Cash and Capital Resources

As of December 31, 2012, Swisher Hygiene had $66.8 million of cash on its balance sheet and approximately $14.4 million in outstanding debt.

Conference Call

Swisher Hygiene will host a conference call to discuss fourth quarter 2012 results this afternoon at 4:30 PM Eastern Time.

The conference call can be accessed over the phone by dialing 1-855-541-0980 or for international callers by dialing 1-970-315-0440; please dial-in 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 1-855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 52789250. The replay will be available until Wednesday, May 8, 2013.

In order to access the live webcast, please go to the Investors section of Swisher Hygiene’s website at http://www.swisherhygiene.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures. In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures such as “Adjusted EBITDA” in assessing Swisher Hygiene’s operating performance. Swisher Hygiene believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Swisher Hygiene defines Adjusted EBITDA as net loss excluding the impact of income taxes, depreciation and amortization expense, investigation and review related expenses, net interest expense, foreign currency gain or loss and other income, net change on debt related fair value measurements, stock based compensation, severance, third party costs directly related to merger and acquisitions including the debt prepayment penalty, and a gain from bargain purchase related to mergers and acquisitions.

Swisher Hygiene presents Adjusted EBITDA because the company considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of its results. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Swisher Hygiene’s core operating performance. Swisher Hygiene includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or cash flows from operating activities as determined in accordance with GAAP. Additionally, Swisher Hygiene’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, Swisher Hygiene is required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures. Accordingly, the following is a reconciliation of Adjusted EBITDA to Swisher Hygiene’s net losses for the three months and full year ended December 31, 2012 and 2011:

	Three Months Ended December 31,		Full Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
Net loss from continuing operations	$(35,194)	$(9,039)	$(80,775)	$(24,723)
Income tax expense (benefit)	18,643	(5,701)	18,753	(16,616)
Depreciation and amortization expense	5,171	4,226	20,991	12,690
Interest expense, net	1,786	772	3,331	2,305
Foreign currency loss (gain)	13	(67)	15	(55)
Realized and unrealized (gain) loss on fair value of convertible debt	(37)	(109)	(236)	4,648
Stock-based compensation	514	1,615	3,521	4,648
Severance	379	182	1,818	476
Investigation and review-related expenses	2,537	—	18,921	—
Gain from bargain purchase	—	—	—	(4,359)
Loss from impairment of long-lived assets	507	116	507	116
Acquisition and merger expenses	361	1,466	582	6,107

Adjusted EBITDA for continuing operations	$(5,320)	$(6,539)	$(12,572)	$(14,753)

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Certain information in this press release is forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher Hygiene as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. All of these assumptions have been derived from information currently available to Swisher Hygiene including information obtained by Swisher Hygiene from third-party sources. These assumptions may prove to be incorrect in whole or in part. All of the forward-looking statements made in this press release are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher Hygiene’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com, and Swisher Hygiene’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher Hygiene disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout North America and internationally through its network of company-owned operations, franchisees and master licensees operating in countries across Europe and Asia. These essential solutions include cleaning and sanitizing chemicals, foodservice and laundry products, restroom hygiene programs and a full range of related products and services. This broad set of offerings is designed to promote superior cleanliness and sanitation in all commercial environments, enhancing the safety, satisfaction and well-being of employees and patrons. Swisher Hygiene’s customers include a wide range of commercial enterprises, with a particular emphasis on the foodservice, hospitality, retail, industrial and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:

Amy Simpson

Phone: (704) 602-7116

Garrett Edson, ICR

Phone: (203) 682-8331

Media Contact:

Alecia Pulman, ICR

Phone: (203) 682-8224

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Full Year Ended December 31,
	2012	2011	2012	2011
Revenue
Products	$46,559	$48,327	$202,968	$131,109
Services	6,170	7,238	26,186	26,107
Franchise and other	439	94	1,367	3,401

Total revenue	53,168	55,659	230,521	160,617

Costs and expenses
Cost of sales	23,790	25,231	101,914	67,942
Route expenses	10,768	11,184	42,524	33,254
Selling, general, and administrative expenses	27,841	27,705	123,439	79,557
Acquisition and merger expenses	362	1,466	582	6,107
Depreciation and amortization	5,171	4,227	20,991	12,690
Gain from bargain purchase	—	—	—	(4,359)

Total costs and expenses	67,932	69,813	289,450	195,191

Loss from continuing operations	(14,764)	(14,154)	(58,929)	(34,574)

Other expense, net	(1,787)	(586)	(3,093)	(6,765)

Net loss from continuing operations before income taxes	(16,551)	(14,740)	(62,022)	(41,339)

Income tax (expense) benefit	(18,643)	5,701	(18,753)	16,616

Net loss from continuing operations	(35,194)	(9,039)	(80,775)	(24,723)

Income (loss) from discontinued operations, net of tax	5,733	(347)	7,599	(623)

Net loss	(29,461)	(9,386)	(73,176)	(25,346)

Net income attributable to non-controlling interest	—	7	—	6

Net loss attributable to Swisher Hygiene Inc.	(29,461)	(9,379)	(73,176)	(25,340)
Comprehensive loss
Employee benefit plan net loss arising during period	(161)	(851)	(161)	(851)
Foreign currency translation adjustment	(9)	(30)	(3)	(58)

Comprehensive loss	$(29,631)	$(10,260)	$(73,340)	$(26,249)

Loss per share from continuing operations
Basic and diluted	$(0.20)	$(0.05)	$(0.46)	$(0.16)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	175,110,708	174,337,392	175,009,562	159,057,582